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                                                                     EXHIBIT 99

ON
Technology                                               NEWS RELEASE

Contacts:    Investor Relations             Media Relations
             John M. Bodgan                 Steven Guthrie
             Chief Financial Officer        Director of Public Relations
             617-692-3160                   617-692-3106
                                            sguthrie@on.com


                  ON TECHNOLOGY SIGNS AGREEMENT TO ACQUIRE

                    INTERNET MANAGEMENT SOFTWARE COMPANY


     CAMBRIDGE, MASS., JAN. 24, 1997 - ON Technology Corporation (Nasdaq: ONTC) today announced that it has signed a definitive agreement to acquire Purview Technologies Inc. of Sewickly, Penn., for cash and stock with an estimated value of $2.2 million.
     Purview Technologies is a leading provider of Internet management software, which allows MIS and network administrators to establish Internet access controls, monitor workstation usage patterns and identify the Internet sites that users access. Its leading product, Purview Internet Manager, can be used to record each URL that a user visits and also can be used to block access to specific URLs. In addition to helping organizations control access to inappropriate Web sites, such as pornographic or leisure sites, Internet management software helps make it easy to analyze Internet use, manage network performance and optimize employee productivity.
     ON Technology expects to complete the acquisition and take a one-time charge for incomplete research and development in the first quarter.
     ON Technology is a leading provider of network security, network management and group communications software that helps people work together on LANs and across the Internet. ON Technology products operate on customer's NetWare, Windows NT, LAN Manager, and Internet networks that include combinations of Windows, Win95, WinNT, Macintosh, DOS, OS/2, and Unix workstations using IP, IPX, NetBIOS, and Appletalk protocols.
     A $50 million publicly held company trading under the symbol ONTC, ON Technology's worldwide headquarters are in Cambridge, Mass. To receive information about ON Technology or any of its offerings, browse the company's World Wide Web site at http//www.on.com, send an e-mail inquiry to info@on.com, or call 617-374-1400.